Exhibit 10.1
A$150,000,000
FACILITY AGREEMENT
dated          2011
for
The MAC Services Group Pty Limited (ABN 53 003 657 510)
with
National Australia Bank Limited (ABN 12 004 044 937)
Freehills
Level 32
MLC Centre
19 Martin Place
SYDNEY NSW 2001
Australia
T 61 2 9225 5000
F +61 2 9322 4000
DX 361 Sydney

THIS AGREEMENT is dated          2011 and made between:
(1)	The Mac Services Group Pty Limited (ABN 53 003 657 510) (the “Original Borrower”);

(2)	The Subsidiaries of the Original Borrower listed in Part I of Schedule 1 as original guarantors (together with the Original Borrower, the “Original Guarantors”); and

(3)	National Australia Bank Limited (ABN 12 004 044 937) as lender (“Original Lender”)
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:
“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).
“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).
“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).
“Additional Obligor” means an Additional Borrower or an Additional Guarantor.
“Authorisation” means:
(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, lodgement or registration required by any Governmental Agency or any law; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.
“Authorised Officer” means:
(a)	in respect of a Transaction Party, any director, or any person from time to time nominated as an Authorised Officer by that Transaction Party by a notice to the Lender accompanied by certified copies of signatures of all new persons so appointed (and in respect of which the Lender has not received notice of revocation of which the appointment); and

(b)	in respect of the Lender, any person whose title or acting title includes the word Manager, Head, Executive, Director or President or cognate expressions, or any secretary or director.
“Availability Period” means the period from and including the date of this Agreement to and including the Termination Date.

“Available Commitment” means the Commitment minus:
(a)	the amount of any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date.
“BBR” for a period means:
(a)	the average bid rate displayed at or about 10.30am (Sydney time) on the first day of that period on the Reuters screen BBSY page for a term equivalent to the period; or

(b)	if:
(i)	for any reason that rate is not displayed for a term equivalent to that period; or

(ii)	the basis on which that rate is displayed is changed and in the opinion of the Lender it ceases to reflect the Lender’s cost of funding to the same extent as at the date of this Agreement,

then BBR will be the rate determined by the Lender to be the average of the buying rates quoted to the Lender by 3 Reference Banks at or about that time on that date. The buying rates must be for bills of exchange accepted by a leading Australian bank and which have a term equivalent to the period. If there are no buying rates the rate will be the rate notified by the Lender to the Original Borrower to be the Lender’s cost of funding the relevant Loan for that period.
Rates will be expressed as a yield percent per annum to maturity and if necessary, will be rounded up to the nearest fourth decimal place.
“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).
“Borrowings” means, on the relevant Ratio Date, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of Financial Indebtedness (other than Subordinated Financial Indebtedness and any indebtedness owed by one Obligor to another Obligor) and any amount of redeemable shares which are redeemable (other than at the option of the issuer) before the final Termination Date, in each case, on that date.
“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Australian bank bill market or acquiring a bill of exchange accepted by a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

It is an amount payable in lieu of interest which would otherwise have been paid.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Sydney.
“Closing Date” means the date on which all conditions precedent for the initial Utilisation have been satisfied in accordance with this Agreement.
“Commitment” means:
(a)	in relation to the Original Lender, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).
“Conditions Precedent Certificate” means a certificate substantially in the form set out in Schedule 10 (Form of Conditions Precedent Certificate)
“Contamination” means in respect of a property, the presence of a pollutant, contaminant, dangerous, toxic or hazardous substance, petroleum or petroleum product, chemical, solid, special liquid, industrial or other waste:
(a)	in, on or under the property; or

(b)	in the ambient air and emanating from the property.
“Contested Tax” means a Tax payable by an Obligor where the Obligor is contesting its liability to pay that Tax, and has reasonable grounds to do so.
“Controller” has the meaning given to it in section 9 of the Corporations Act.
“Corporations Act” means the Corporations Act 2001 (Cth).
“Costs” includes costs, charges, expenses and legal fees, including those incurred in connection with advisers.
“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“EBITDA” means, on the relevant Ratio Date, the aggregate earnings of the Group on a consolidated basis before interest, income tax, abnormal items and extraordinary items, depreciation and amortisation of intangibles for the 12 month period ending on that date.
“Environmental Law” means any legislation regulating a pollutant, contaminant, dangerous, toxic or hazardous substance, petroleum or petroleum product, chemical, solid, special liquid, industrial or other waste in connection with the protection of the environment or health and safety.

“Environmental Liability” means any actual or potential claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment incurred or which may be incurred in connection with:
(a)	the investigation or remediation;

(b)	a claim by any third party;

(c)	any action, order, declaration or notice by a Governmental Agency under an Environmental Law; or

(d)	any agreement between an Obligor and any:
(i)	owner or occupier of land; or

(ii)	Governmental Agency;
of or in respect of Contamination of any Premises.
“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).
“Existing Facility” means the facilities made available under the document entitled “Loan Agreement”, dated 8 July 2008 (as amended and restated from time to time), between the Original Borrower and the Original Lender (amongst others).
“Existing Security” means each Security listed in Schedule 8 — Part A.
“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).
“Facility Office” means the office or offices in Australia notified by the Lender to the Original Borrower in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice to the Original Borrower) as the office or offices through which the Lender will perform its obligations under this Agreement.
“Finance Document” means:
(a)	this Agreement;

(b)	the Parent Guarantee;

(c)	any Subordination Deed;

(d)	any Security Document;

(e)	any Accession Letter;

(f)	any Compliance Certificate;

(g)	any Utilisation Request;

(h)	each Hedging Agreement;

(i)	any other document designated as such by the Lender and the Original Borrower; and

(j)	any document entered into or given under or in connection with, or for the purpose of amending or novating, any document referred to above.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised under any acceptance credit, bill acceptance or bill endorsement facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any redeemable shares where the holder has the right, or the right in certain conditions, to require redemption;

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(h)	consideration for the acquisition of assets or services payable more than 90 days after acquisition;

(i)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
“Financial Statements” means:
(a)	a statement of financial performance;

(b)	a statement of financial position; and;

(c)	a statement of cash flow,

together with any notes to those documents and any accompanying reports, statements, declarations and other documents or information.
“Financing Change Statement” a financing change statement within the meaning of the PPSA.
“Financing Statement” a financing statement within the meaning of the PPSA.
“GAAP” means generally accepted accounting principles, standards and practices in Australia.

“Governmental Agency” means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self-regulatory organisation established under statute or any stock exchange.
“Gross Debt” means, on the relevant Ratio Date, the aggregate principal amount of all obligations of the Group for or in respect of Borrowings and so that no amount shall be included or excluded more than once, on that date.
“Gross Interest” means, on the relevant Ratio Date, the aggregate amount of interest accrued by the Group on a consolidated basis (including on Subordinated Financial Indebtedness) during the 12 month period ending on that date.
“Group” means the Original Borrower and its Subsidiaries.
“Group Structure Diagram” means the group structure diagram in Schedule 11, as amended or updated by the delivery of a new diagram to the Lender under Clause 20.5 (Group structure chart).
“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).
“Head Company” means the head company (as defined in the Tax Act) of a Tax Consolidated Group.
“Hedging Agreement” means the agreement dated as of 6 October 2004 between the Original Borrower and the Original Lender, as amended and supplemented from time to time.
“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.
“Interest Cover Ratio ” means the interest cover ratio determined in accordance with Clause 21.1.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
“Lender” means:
(a)	the Original Lender; and

(b)	any person which has become a Lender in accordance with Clause 24 (Changes to the Lender),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
“Leverage Ratio” means the leverage ratio determined in accordance with Clause 21.2.
“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
“Margin” means the percentage rate per annum determined by reference to the table below, based on the Leverage Ratio set out in the most recent Compliance Certificate provided to the Lender in accordance with Clause 20.2:

Leverage Ratio:	Margin
> 2.50x	2.60% per annum

> 2.00x and < = 2.50x	2.50% per annum

> 1.50x and < = 2.00x	2.40% per annum

> 1.00x and < = 1.50x	2.30% per annum

> 0.50x and < = 1.00x	2.20% per annum

< = 0.50x	2.10% per annum
Any change in Margin will apply on and from the day immediately following the most recent Ratio Date, until adjusted in accordance with this definition.
“Material Adverse Effect” means a material adverse effect on:
(a)	the ability of the Obligors (taken as a whole) to comply with their payment and other material obligations under any Finance Document; or

(b)	the Parent Guarantor’s ability to comply with its payment and other material obligations under any Finance Document;

(c)	the Lender’s rights under a Finance Document; or

(d)	the business or financial condition of the Obligors taken as a whole;

(e)	the business or financial condition of the Parent Guarantor.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(b)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
“Narrabri Trust” means The Narrabri Property Trust, constituted by a trust deed dated 27 July 2010.
“New Security” means each Security listed in Schedule 8 — Part B.
“Obligor” means a Borrower or a Guarantor, or some or all of them (as the context requires).
“Original Financial Statements” means the audited consolidated Financial Statements of the Group for the financial year ended 30 June 2010.
“Original Obligor” means an Original Borrower or an Original Guarantor.

“Parent Guarantee” means the guarantee given by the Parent Guarantor in favour of the Lender on or about the date of this Agreement.
“Parent Guarantor” means Oil States International, Inc.
“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.
“Permitted Financial Accommodation” means any financial accommodation or any Guarantee provided by an Obligor in respect of financial accommodation:
(a)	under the Finance Documents;

(b)	to another Obligor;

(c)	in the ordinary course of business up to a maximum aggregate amount for all Obligors of $5,000,000; or

(d)	with the Lender’s prior written consent.
“Permitted Financial Indebtedness” means any Financial Indebtedness:
(a)	under leases or hire purchase arrangements where the Financial Indebtedness incurred under those leases or hire purchase arrangements does not exceed $10,000,000 in aggregate at any time;

(b)	owed to trade creditors necessarily incurred in the ordinary course of business;

(c)	owed under the Finance Documents;

(d)	between an Obligor and a Subsidiary of the Parent Guarantor, which is subordinated pursuant to the terms of a Subordination Deed, provided the maximum Financial Indebtedness subordinated under such arrangement does not exceed $100,000,000 in aggregate at any time;

(e)	that is Permitted Financial Accommodation to any Obligor;

(f)	that is not otherwise permitted by paragraphs (a) to (e) above, provided that the aggregate Financial Indebtedness of the Group permitted under this paragraph (f) does not exceed $10,000,000 in aggregate at any time; or

(g)	otherwise incurred with the prior written consent of the Lender.
“Permitted Reorganisation” means:
(a)	a re-organisation involving the business or assets of, or shares of (or other interests in), any dormant member of the Group where all or substantially all of the business, assets, and shares of (or other interests in) that member of the Group continue to be owned directly or indirectly by the Original Borrower in the same or a greater percentage as prior to such re-organisation (and may include the winding up or sale of a Subsidiary, or merger of Subsidiaries), other than the business, assets and shares of (or other interests in) relevant members of the Group which cease to be owned:
(i)	as a result of a disposal or merger permitted under, but subject always to the terms of, this Agreement; or

(ii)	as a result of a disposal of shares (or partnership or other ownership interests) in a member of the Group required to comply with applicable laws, provided that any such disposal is limited to the minimum amount required to comply with such applicable laws; and
(b)	any other re-organisation involving one or more members of the Group approved in writing by the Lender (acting reasonably), provided that the Lender will continue to have the same or substantially equivalent guarantees, indemnities and Security as before the reorganisation (to the extent business, assets, shares or other interest are not disposed of as permitted under, but subject always to, the terms of this Agreement).
“Permitted Security Interest” means each Security described in Clause 22.6(c).
“PPSA” means the Personal Property Securities Act 2009 (Cth).
“PPS Law” means:
(a)	the PPSA;

(b)	any regulations made at any time under the PPSA;

(c)	any provision of the PPSA or any regulations made at any time under the PPSA;

(d)	any amendment to any of the above, made at any time; or

(e)	any amendment made at any time to any other legislation as a consequence of a PPS Law referred to in paragraphs (a) to (d) above.
“PPSA Security Interest” means a security interest within the meaning of the PPSA.
“Premises” means any property owned or occupied by an Obligor or which is used by an Obligor to carry on any activities.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period.
“Ratio Date” means each 31 March, 30 June, 30 September and 31 December of each calendar year, with the first such date commencing on 30 June 2011.
“Receiver” includes a receiver or receiver and manager.
“Reference Banks” means Australia and New Zealand Banking Group Limited (ACN 005 357 522), Commonwealth Bank of Australia (ACN 123 123 124) and Westpac Banking Corporation (ACN 007 457 141) or such other banks as may be appointed by the Lender in consultation with the Original Borrower.
“Relevant Party” means any Transaction Party or Subordinated Lender.
“Relevant Trust” means each of the following Trusts:
(a)	The MAC Middlemount Property Trust, constituted by a trust deed dated 10 August 2007;

(b)	The Muswellbrook Property Trust, constituted by a trust deed dated 10 August 2007;

(c)	The Wandoan Property Trust, constituted by a trust deed dated 13 March 2008;

(d)	The MAC Middlemount Leisure Centre Trust, constituted by a trust deed dated 5 December 2007; and

(e)	The Karratha Property Trust, constituted by a trust deed dated 13 August 2008.
“Repeating Representations” means each of the representations set out in Clause 19 other than the representations in Clauses 19.9 and 19.16.
“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).
“Scheme” means a trust that is a registered managed investment scheme under section 601EB of the Corporations Act.
“Screen Rate” means in relation to BBR, the average bid rate displayed at or about 10.30am (Sydney time) on the first day of the relevant period on the Reuters screen BBSY page for a term equivalent to the relevant period.
“Secured Money” means all debts and monetary liabilities of each Transaction Party to the Lender under or in relation to any Finance Document and in any capacity, irrespective of whether the debts or liabilities:
(a)	are present or future;

(b)	are actual, prospective, contingent or otherwise;

(c)	are owed or incurred by or on account of any Obligor alone, or severally or jointly with any other person;

(d)	are owed to or incurred for the account of the Lender alone, or severally or jointly with any other person;

(e)	are owed to any other person as agent (whether disclosed or not) for or on behalf of the Lender;

(f)	are owed or incurred as principal, interest, fees, charges, Taxes, damages (whether for breach of contract or tort or incurred on any other ground), losses, Costs or expenses, or on any other account;

(g)	are owed to or incurred for the account of the Lender directly or as a result of:
(i)	the assignment or transfer to the Lender of any debt or liability of any Transaction Party (whether by way of assignment, transfer or otherwise); or

(ii)	any other dealing with any such debt or liability;
(h)	are owed to or incurred for the account of the Lender before the date of this Agreement or before the date of any assignment of this Agreement to the Lender by any other person or otherwise; or

(i)	comprise any combination of the above.
“Secured Property” means the rights, assets, property and undertaking the subject of a Security Document.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement, notice or arrangement having a similar effect and a PPSA Security Interest, but “Security” does not include any security interest provided for by one of the following transactions if such transaction does not secure payment or performance of any obligation, provided that, for the avoidance of doubt, such transaction is otherwise permitted by the terms of the Finance Documents (and nothing in this definition is intended to modify such terms):
(a)	PPS Lease (as defined in the PPSA)

(b)	commercial consignment (as defined in the PPSA); and

(c)	transfer of account or chattel paper (each as defined in the PPSA).
“Security Document” means:
(a)	each Existing Security and New Security;

(b)	each Security granted by a Transaction Party as security for, or to credit enhance the payment of, the Secured Moneys; and

(c)	any document designated as a “Security Document” by the Lender and the Original Borrower.
“Serial Number” means a serial number within the meaning of the PPSA.
“Solvent” means, with respect to the Parent Guarantor,
(a)	the fair value of the assets of the Parent Guarantor exceeds its debts and liabilities, contingent or otherwise;

(b)	the present fair saleable value of the property of the Parent Guarantor is greater than the amount that will be required to pay the probable liability associated with its debts and other liabilities, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	the Parent Guarantor is able to pay its debts and liabilities, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d)	the Parent Guarantor does not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted from the date of this Deed.
“Specified Time” means a time determined in accordance with Schedule 9 (Timetable).
“Subordinated Financial Indebtedness” means Financial Indebtedness that falls within paragraph (d) of the definition of Permitted Financial Indebtedness.
“Subordinated Lender” means any entity which is owed Subordinated Financial Indebtedness by any Obligor.
“Subordination Deed” means a deed agreed between the Lender, the Original Borrower and a Subordinated Lender in respect of Subordinated Financial Indebtedness.
“Subsidiary” has the meaning given in the Corporations Act, but as if body corporate includes any entity. It also includes an entity required by current accounting practice to be included in the consolidated annual financial statements of that entity or would be required if that entity were a corporation.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
“Termination Date” means 30 November 2013.
“TFA” means the tax funding agreement dated 19 April 2011 between members of the Group and PTI Holding Company 1 Pty Ltd and PTI Holding Company 2 Pty Ltd.
“Transaction Party” means an Obligor or the Parent Guarantor, or some or all of them (as the context requires).
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Lender and the Original Borrower.
“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed transfer date specified in the Transfer Certificate; and

(b)	the date which is the fifth Business Day after the date of delivery of the relevant Transfer Certificate to the Original Borrower.
“Trust” means the trust of any Trustee.
“Trust Deed” means the trust deed of the relevant Trust.
“Trust Deed of Release” means the document entitled “Deed of Release — Loan Agreement” dated on or about the date of this Agreement, between the Borrower, the Lender, The MAC Linen Services Pty Ltd (ABN 54 120 171 511) and MSL Nominees Pty Limited (ACN 126 933 953) in its capacity as trustee of The MAC Middlemount Property Trust and in its capacity as trustee of the Wandoan Property Trust.
“Trustee” means any trustee of an Obligor or any Obligor who is a trustee of a trust.
“TSA” means the tax sharing agreement dated 19 April 2011 between members of the Group and PTI Holding Company 1 Pty Ltd and PTI Holding Company 2 Pty Ltd.
“Unpaid Sum” means any sum due and payable but unpaid by a Transaction Party under the Finance Documents.
“Utilisation” means a utilisation of the Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
1.2	Construction

(a)	Any reference in this Agreement to:

(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)	a “person” or “entity” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing and any reference to a particular person or entity (as so defined) includes a reference to that person’s or entity’s executors, administrators, successors, substitutes (including by novation) and assigns;

(v)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and if not having the force of law, with which responsible entities in the position of the relevant Party would normally comply;

(vi)	the words “including”, “for example” or “such as” when introducing an example do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(vii)	a provision of law or a regulation is a reference to that provision as amended or re-enacted;

(viii)	a “liquidation” includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or a similar procedure or, where applicable, changes in the constitution of any partnership or person, or death; and

(ix)	unless a contrary indication appears, a time of day is a reference to Sydney time;

(x)	“law” means common law, principles of equity, and laws made by parliament (and laws made by parliament include State, Territory and Commonwealth laws and regulations and other instruments under them);

(xi)	“accounting standards” is a reference to GAAP and a reference to an accounting term is a reference to that term as it is used in those accounting standards, or, if not inconsistent with those standards, in generally accepted accounting principles and practices in Australia;

(xii)	a “derivative transaction” includes any derivative transaction entered into in connection with protection against, or benefit from, fluctuation in any rate or price;

(xiii)	a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination unless stated otherwise or if required to act reasonably;

(xiv)	a reference to “enforce”, “enforced” or “enforcement” is taken to include a reference to the meaning given to “Enforce” in the Corporations Act;

(xv)	a group of persons is a reference to any two or more of them collectively and to each of them individually;

(xvi)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

(xvii)	“know your customer checks” means, with respect to a Transaction Party, any “know your customer” or other identification checks or procedures of the Lender in order to manage the Lender’s money-laundering or terrorism financing risk or to comply with any anti-money laundering or counter-terrorism financing or economic and trade sanctions laws in Australia or any other country in which that Transaction Party conducts its business; and

(xviii)	writing and related expressions includes all means of reproducing words in a tangible and permanently visible form.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied to the satisfaction of the Lender or waived in writing.

1.3	PPS Law

(a)	If:
(i)	a PPS Law applies, or will at a future date apply to any of the Finance Documents or any of the transactions contemplated by them, or the Lender determines that a PPS Law applies, or will at a future date apply, to any of the Finance Documents or any of the transactions contemplated by them; and

(ii)	in the opinion of the Lender (acting reasonably), the PPS Law:
(A)	adversely affects or would or may adversely affect the Lender’s security position or the rights or obligations of the Lender under or in connection with the Finance Documents; or

(B)	enables or would enable the Lender’s security position to be improved without adversely affecting the Obligors in a material respect, the Lender may (acting reasonably) from time to time give notice to the Obligors requiring the Obligors to do anything, including:

(iii)	promptly providing all necessary information (including Serial Numbers) and taking all necessary action (including obtaining any consent or agreement or giving any notice) to enable the Lender to register fully valid and effective Financing Statements or Financing Change Statements with respect to any

PPSA Security Interest held or intended to be held by the Lender under the Finance Documents at any time;

(iv)	amending any Finance Document or executing any new Finance Document, that in the Lender’s opinion (acting reasonably) is necessary to ensure that, to the maximum possible extent, the Lender’s security position, and rights and obligations, are not adversely affected as contemplated by Clause 1.3(a)(ii)(A) (or that any such adverse effect is overcome), or that the Lender’s security position is improved as contemplated in Clause 1.3(a)(ii)(B). The Obligors must comply with the requirements of that notice within the time stipulated in the notice.

SECTION 2
THE FACILITY
2.	THE FACILITY

(a)	Subject to the terms of this Agreement, the Lender makes available to the Borrowers an Australian dollar revolving loan facility in an aggregate amount equal to the Commitment.

(b)	At the end of the Availability Period, the whole of the Available Commitment is automatically cancelled and the Commitment reduces to zero.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	firstly, repayment of all amounts outstanding under the Existing Facility and each Transaction Document (as defined in the Existing Facility) in full; and

(b)	thereafter for the following purposes:
(i)	payment of Costs and expenses associated with the establishment of the Facility;

(ii)	general corporate purposes (including capital expenditure and acquisitions) of the Group; and

(iii)	any other purpose approved by the Lender in writing.
3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	REFINANCING OF EXISTING FACILITY

(a)	All amounts outstanding under the Existing Facility shall be deemed to be outstanding under this Agreement on and from the Closing Date.

(b)	The Existing Facility shall be automatically terminated after the Closing Date.

5.	CONDITIONS OF UTILISATION

5.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Original Borrower promptly upon being so satisfied.

5.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 6.4 (Loan availability) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	the Lender has received a valid and irrevocable Utilisation Request;

(b)	no Default is continuing or would result from the proposed Loan;

(c)	all Authorisations are in place; and

(d)	the Repeating Representations to be made by each Obligor are in all material respects correct and not misleading (subject to any disclosure made by the Original Borrower to the Lender in writing and which is agreed by the Lender in writing on or prior to the date of such repetition).

5.3	Maximum number of Loans

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 2 or more Utilisations would have been requested during that Month.

5.4	Know your customer requirements

(a)	Each Obligor agrees that the Lender may delay, block or refuse to process any transaction under the Finance Documents without incurring any liability if the Lender suspects that:
(i)	the transaction may breach any anti-money laundering or counter-terrorism financing or economic and trade sanctions law in Australia or any other country in which a Transaction Party conducts its business;

(ii)	the transaction involves any person (natural, corporate or governmental) that is itself sanctioned or is connected, directly or indirectly, to any person that is sanctioned under economic and trade sanctions imposed by Australia or any other country in which a Transaction Party conducts its business; or

(iii)	the transaction may directly or indirectly involve the proceeds of, or be applied for the purposes of, unlawful conduct.
(b)	Each Obligor must provide all information to the Lender which the Lender reasonably requires in order to manage its money-laundering, terrorism financing or economic and trade sanctions risk or to comply with any laws or regulations in Australia or any other country in which a Transaction Party conducts its business.

(c)	Each Obligor declares and undertakes to the Lender that the processing of any transaction by the Lender in accordance with that Obligor’s instructions will not breach any laws or regulations in Australia or any other country in which a Transaction Party conducts its business.

5.5	Protection for statutory proscriptions

Despite any other provision of a Finance Document to the contrary, the Lender is not obliged to do or omit to do anything if it would, in its reasonable opinion, constitute a breach of any law or regulation, including the Charter of the United Nations Act 1945 (Cth), the Charter of the United Nations (Dealing and Assets) Regulations 2008 (Cth), the Banking (Foreign Exchange) Regulations 1959 (Cth) and any other applicable sanctions legislation.

5.6	Condition subsequent

If:

(a)	the Narrabri Trust is not wound up; and

(b)	the relevant transfer forms (with an accompanying exemption letter issued by New South Wales Office of State Revenue to the Original Borrower, confirming the availability of reconstruction relief with respect to such transfer) transferring all of the rights, title and interest in and to the property, assets and undertaking of the Trustee of the Narrabri Trust, and all property of the Narrabri Trust, are not executed by the

Original Borrower and lodged with the New South Wales Office of State Revenue for stamping, in each case, on or prior to the date that is 60 days from the date of this Agreement, then the Borrower undertakes to:
(c)	procure the Obligor that is the Trustee of the Narrabri Trust at that time to become an Additional Guarantor in its capacity as Trustee of the Narrabri Trust under and in accordance with this Agreement; and

(d)	to make such amendments as are reasonably required by the Lender to this Agreement to reflect that the Trustee of the Narrabri Trust is an Obligor and party to this Agreement.

SECTION 3
UTILISATION
6.	UTILISATION

6.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Lender of a Utilisation Request not later than the Specified Time (or such later time agreed to by the Lender in writing) duly completed and signed by an Authorised Officer of the Borrower.

6.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the amount of the Utilisation complies with Clause 6.3 (Amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).
(b)	Only one Loan may be requested in each Utilisation Request.

6.3	Amount

The amount of the proposed Loan must be a minimum of $100,000 and an integral multiple of $1,000 or, if less, the Available Commitment.

6.4	Loan availability

(a)	If the conditions set out in this Agreement have been met, the Lender shall make each Loan available to the relevant Borrower the Utilisation Date through its Facility Office.

(b)	Where on the same day the Lender is obliged to provide a Loan to a Borrower and the Borrower is obliged to repay a Loan, only the net amount need be provided in cash or repaid in cash, as the case may be.

6.5	Reliquefication bills

(a)	Each Borrower irrevocably and for value authorises the Lender (at the option of the Lender) from time to time:
(i)	to prepare reliquefication bills of exchange in relation to a Loan to it; and

(ii)	to sign them as drawer or endorser in the name of and on behalf of the Borrower.
(b)	The total face amount of reliquefication bills prepared by the Lender and outstanding in relation to any Loan must not at any time exceed:
(i)	the principal amount of that Loan; plus

(ii)	the total interest on that Loan over the relevant Interest Period.
(c)	Reliquefication bills must mature on or before the last day of the relevant Interest Period.

(d)	The Lender may realise or deal with any reliquefication bill prepared by it as it thinks fit.

(e)	(i)	The Lender shall indemnify the relevant Borrower on demand against all liabilities, Costs and expenses incurred by the Borrower by reason of it being a party to a reliquefication bill prepared by that Lender.

	(ii)	This paragraph (e) does not affect any obligation of the relevant Borrower under this Agreement. In particular the obligations of the Borrower to make payments under this Agreement are not in any way affected by any liability of the Lender, contingent or otherwise, under this indemnity.
(f)	If a reliquefication bill prepared by the Lender is presented to the relevant Borrower and that Borrower discharges it by payment, the amount of that payment will be deemed to have been applied against the moneys payable to that Lender.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	REPAYMENT

Each Borrower which has drawn a Loan shall repay that Loan on the Termination Date.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful (or impossible as a result of a change in law or regulation) in any jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

(a)	the Lender shall promptly notify the Original Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Original Borrower, the Commitment will be immediately cancelled; and

(c)	each Borrower shall repay each Loan made to that Borrower on:
(i)	the later of the last day of the current Interest Period for the Loan and the thirtieth day after the Lender has notified the Original Borrower; or

(ii)	if earlier, the date specified by the Lender in the notice delivered to the Original Borrower (being no earlier than the last day of any applicable grace period permitted by law).
8.2	Change of control

(a)	If the Parent Guarantor ceases to Control the Original Borrower:
(i)	the Original Borrower shall promptly notify the Lender upon becoming aware of that event; and

(ii)	the Lender may, by not less than 90 days notice to the Original Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.
(b)	For the purpose of paragraph (a) above “Control” includes:
(i)	“control” as defined in section 50AA of the Corporations Act; and

(ii)	the direct or indirect power to directly or indirectly:
(A)	direct the management or policies of the corporation; or

(B)	control the membership of the board of directors,

whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of the corporation or otherwise.

8.3	Voluntary cancellation

The Original Borrower may, if it gives the Lender not less than 3 Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $100,000 and a whole multiple of $10,000) of the Available Commitment. The Commitment is cancelled to the extent of the Available Commitment cancelled under this Clause 8.3.

8.4	Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Lender not less than 4 Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the Loan by a minimum amount of $100,000 and a whole multiple of $10,000).

8.5	Right of repayment and cancellation

(a)	If:
(i)	any sum payable to the Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	the Lender claims indemnification from the Original Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Original Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Lender notice of cancellation of the Commitment and its intention to procure the repayment of the Loans.
(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Original Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Original Borrower in that notice), each Borrower to which a Loan is outstanding shall repay that Loan.

8.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION 5
COSTS OF UTILISATION
9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the applicable Margin; and

(b)	BBR for that Interest Period.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If a Transaction Party fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2 per cent and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Original Borrower on demand by the Lender.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 percent plus the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Lender shall promptly notify the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5	Market disruption

(a)	If the Lender determines that a Market Disruption Event occurs in relation to a Loan for any Interest Period, then it shall promptly notify the Borrowers, and the rate of interest on that Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the applicable Margin; and

(ii)	the rate notified to the Original Borrower by the Lender as soon as practicable and in any event no later than the Business Day before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the Cost to the Lender of funding its participation in that Loan from whatever source or sources it may reasonably select.
(b)	The Lender shall determine the rate notified by it under sub-paragraph (a)(ii) above in good faith. The rate so notified and any notification under paragraph (c) below, will be conclusive and binding on the parties in the absence of manifest error.

(c)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine the BBR for the relevant currency and period; or

(ii)	before 5pm (Sydney time) on the Business Day after the Quotation Day for the relevant Interest Period, the Lender determines that as a result of market circumstances not limited to it the cost to it of funding its participation in the Loan is or would be in excess of BBR.
9.6	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Lender or the Original Borrower so requires, the Lender and the Original Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall only apply with the prior consent of the Lender and the Original Borrower, and then shall be binding on all Parties.

(c)	The Lender shall promptly inform the Borrowers of any alternative basis agreed under this Clause 9.6.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Original Borrower on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan signed by an Authorised Officer of that Borrower, or the Original Borrower, as the case may be.

(b)	Subject to this Clause 10, a Borrower (or the Original Borrower) may select an Interest Period of 1, 2, 3, 4, 5 or 6 Months or any other period agreed between the Original Borrower and the Lender.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or on the preceding Business Day (if there is not).

11.	BREAK COSTS

(a)	Each Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable after a demand by the Original Borrower, provide a certificate to the Original Borrower confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	For the avoidance of doubt, the Original Borrower agrees to pay all commitment fees accrued under the terms of clause 8.2 (Commitment fee) of the Existing Facility on the date on which the Existing Facility is repaid and cancelled in full.

(b)	The Original Borrower shall pay to the Lender a fee in Australian dollars computed at the rate of 50% of the applicable Margin on the Lender’s Available Commitment on the basis of a 365 day year and for the actual number of days elapsed, for the Availability Period.

(c)	The commitment fee accrues from the date of this Agreement and is payable in arrears on:
(i)	each calendar quarter date after the date of this Agreement;

(ii)	the last day of the Availability Period; and

(iii)	the cancelled amount of the Commitment at the time the cancellation is effective.
12.2	Extension fee

If the Lender agrees in writing to extend the Termination Date, the Original Borrower shall pay to the Lender a fee in Australian dollars on the date on which the Lender provides written notice to the Original Borrower agreeing to the extended Termination Date (or such later time as is agreed by the Lender in writing), in an amount and on terms agreed between the Lender and the Original Borrower.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

In this Clause 13:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Payment” means an increased payment made by an Obligor to the Lender under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

13.2	Tax gross-up

(a)	Subject to Clause 24.2, each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction unless a Tax Deduction is required by law.

(b)	Each Party shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the other Parties accordingly.

(c)	If a Tax Deduction is required by law to be made by an Obligor except in relation to a Tax described in Clause 13.3(b)(i) (Tax indemnity), the Obligor shall pay an additional amount together with the payment so that, after making any Tax Deduction, the Lender receives an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence satisfactory to the Lender, acting reasonably, that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	Subject to Clause 24.2, the Original Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or Cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document or a transaction or payment under it.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on the Lender:
(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender, to the extent the relevant loss, liability or Cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or
(c)	The Lender, if making or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Original Borrower of the event which will give, or has given, rise to the claim.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines in its absolute discretion that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

subject to Clause 26.2 (Conduct of business by the Lender), the Lender shall pay an amount to the Obligor which the Lender determines in its absolute discretion will leave it (after that payment) in the same after-Tax position as it would have been in had the circumstances not arisen which caused the Tax Payment to be required to be made by the Obligor.

13.5	Stamp duties and Taxes

The Original Borrower shall:

(a)	pay; and

(b)	within three Business Days of demand, indemnify the Lender against any Cost, loss or liability that the Lender incurs in relation to,

all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Indirect Tax

(a)	All payments to be made by an Obligor under or in connection with any Finance Document have been calculated without regard to Indirect Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable with Indirect Tax then, when the Obligor makes the payment:
(i)	it must pay to the Lender an additional amount equal to that payment (or part) multiplied by the appropriate rate of Indirect Tax; and

(ii)	the Lender will promptly provide to the Obligor a tax invoice complying with the relevant law relating to that Indirect Tax.
(b)	Where a Finance Document requires an Obligor to reimburse the Lender for any Costs or expenses, that Obligor shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the Costs or expenses save to the extent that the Lender is entitled to repayment or credit in respect of the Indirect Tax. The Lender will promptly provide to the Obligor a tax invoice complying with the relevant law relating to that Indirect Tax.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Original Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,
made after the date of this Agreement. This includes, without limitation, any law or regulation with regard to capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital as more capital is required to be allocated);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.
14.2	Increased cost claims

(a)	If the Lender intends to make a claim pursuant to Clause 14.1 (Increased costs), it shall notify the Original Borrower of the event giving rise to the claim.

(b)	The Lender shall, as soon as practicable after a demand by the Original Borrower, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) or Clause 24.2 applied); or

(c)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any Cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	Payment of an amount in a currency other than the due currency does not discharge that amount except to the extent of the amount of the due currency actually obtained when the recipient converts the amount received into the due currency.

15.2	Other indemnities

The Original Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against any Cost, expense, loss or liability (including reasonable legal fees) incurred by the Lender as a result of:

(a)	the occurrence of any Default ;

(b)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Transaction Party or with respect to the transactions contemplated or financed under this Agreement;

(c)	a failure by a Transaction Party to pay any amount due under a Finance Document on its due date;

(d)	funding, or making arrangements to fund, a Loan requested in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

15.3	Indemnity to the Lender

The Original Borrower shall promptly on demand indemnify the Lender against any Cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	obtaining professional advice from a person or consultant as to or consideration of any matter of concern the Lender may have under the Finance Documents, or in relation to any Secured Property or Security Document;

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDER

16.1	Mitigation

(a)	The Lender shall in consultation with the Original Borrower take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable to it under, or the Commitment cancelled pursuant to, any of the following Clauses: Clause 8.1 (Illegality) or Clause 13 (Tax gross-up and indemnities) (other than Clause 13.6 (Indirect Tax)) including (but not limited to) transferring its rights and obligations under the Finance Documents to an Affiliate or another Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents including under Clause 13 (Tax gross-up and indemnities).

16.2	Indemnity and limitation of liability

(a)	The Obligors shall indemnify the Lender for all Costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Original Borrower shall promptly on demand pay the Lender the amount of all Costs and expenses (including reasonable legal fees) reasonably incurred by the Lender in connection with the arrangement, negotiation, preparation, printing, execution, completion, stamping and registration of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents.

17.2	Amendment costs

If a Transaction Party requests an amendment, discharge, release, waiver or consent, the Original Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all Costs and expenses (including reasonable legal fees) reasonably incurred by or for the account of the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Original Borrower shall, on demand, pay to the Lender the amount of all Costs and expenses (including reasonable legal fees) incurred by the Lender (and by any Receiver) in connection with the enforcement of, or the preservation of any rights under, any Finance Document or in connection with anything referred to in Clause 15.2(b) (Other indemnities).

17.4	Survival of obligations

The liability of the Obligors with respect to this Clause 17 survive the termination of this Agreement.

SECTION 7
GUARANTEE
18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to the Lender punctual performance by each Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document (or anything which would have been due if the Finance Document or the amount was enforceable, valid and not illegal), that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies the Lender immediately on demand against any Cost, loss or liability suffered by the Lender:
(i)	if an Obligor does not pay any amount when due under or in connection with any Finance Document;

(ii)	if any obligation guaranteed by it (or anything which would have been an obligation guaranteed by it if not unenforceable, invalid or illegal) is or becomes unenforceable, invalid or illegal. The amount of the loss recovered under this sub-paragraph shall be equal to the amount which the Lender would otherwise have been entitled to recover;

(iii)	if any of its obligations under Clauses 18.1(a) (Guarantee and indemnity) or 18.1(b) (Guarantee and indemnity) is or becomes unenforceable, invalid or illegal. The amount of the loss recovered under this sub-paragraph shall be equal to the amount which the Lender would otherwise have been entitled to recover; or

(iv)	if the Lender is obliged or, acting reasonably, agrees to pay an amount to a liquidator of an Insolvent person in connection with a payment by an Obligor (for example, the Lender may have to, or agree to, pay interest on the amount).
Each of paragraphs (a), (b) and (c) is a separate obligation. None is limited by reference to the other.

18.2	Continuing guarantee

This guarantee and indemnity is a continuing guarantee and indemnity and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment to or any discharge given by the Lender (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is avoided or reduced for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event):

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred;

(b)	the Lender shall be entitled to recover the value or amount of that Security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred, together with any associated Costs; and

(c)	each Obligor shall do anything reasonably requested of it (including signing any document) to reinstate any Security (including this guarantee and indemnity) held by the Lender from an Obligor immediately before the payment, discharge, avoidance or reduction.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or other concession or consent granted to, or composition with, any Obligor or other person;

(b)	the release or resignation of any other Obligor or any other person;

(c)	any composition or arrangement with any creditor of any Obligor or other person;

(d)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(f)	any amendment (however fundamental) or replacement of a Finance Document or any other document or Security;

(g)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security;

(h)	any set off, combination of accounts or counterclaim;

(i)	any insolvency or similar proceedings; or

(j)	this Agreement or any other Finance Document not being executed by or binding against any other Obligor or any other party.

References in Clause 18.1 to obligations of any Obligor or amounts due will include what would have been obligations or amounts due but for any of the above, as well as obligations and amounts due which result from any of the above.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18 for as long as it sees fit and need not apply those moneys towards satisfying any amount due to it under or in connection with the Finance Documents.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will:

(a)	exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(i)	to be indemnified by an Obligor or any other guarantor of, or provider of Security for, any Obligor’s obligations under the Finance Documents;

(ii)	to claim any contribution from any other guarantor or provider of any Security for any Obligor’s obligations under the Finance Documents; and/or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by the Lender;
(b)	in any form of administration of an Obligor (including liquidation, winding up, bankruptcy, voluntary administration, dissolution or receivership or any analogous process) prove for or claim, or exercise any vote or other rights in respect of, any indebtedness of any nature owed to it by an Obligor; or

(c)	reduce its liability under this guarantee or indemnity by claiming that it or another Obligor or any other person has a right of set-off or counterclaim or any other right against the Lender.

18.8	No set-off against assignees

If the Lender assigns or otherwise deals with its rights under the Finance Documents, no Guarantor shall claim against any assignee (or any other person who has an interest in this guarantee and indemnity) any right of set-off or counterclaim or any other right the Guarantor has against the Lender.

18.9	Additional Security

This guarantee and indemnity is in addition to and is not in any way prejudiced by any other guarantee and indemnity or Security now or subsequently held by the Lender.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to the Lender on the date of this Agreement and, in the case of the Repeating Representations, on the other dates set out in Clause 19.25 (Repetition) (except in relation to matters disclosed to the Lender in writing and accepted by the Lender in writing).

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is expressed to be a party are, subject to any necessary stamping and registration requirements, equitable principles and laws generally affecting creditors’ rights, legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets in any material respect.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Authorisations

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	for it and its Subsidiaries to carry on their business and which are material,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	The choice of law referred to in Clause 37 (Governing law) as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained against it in any jurisdiction referred to in Clause 38 (Enforcement) in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.8	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which is reasonably likely to have a Material Adverse Effect.

19.9	No misleading information

(a)	Any factual information provided by or on behalf of an Obligor or any other member of the Group in connection with the Finance Documents and the transactions they contemplate was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by an Obligor have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the information provided in writing in connection with the Finance Documents and no information has been given or withheld that results in the information provided by an Obligor being untrue or misleading in any material respect.

19.10	Financial Statements

(a)	Its most recent Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the contrary in those Financial Statements.

(b)	Its most recent Financial Statements give a true and fair view and represent its financial condition, operations and state of affairs (consolidated in the case of the Original Borrower) as at the date they were prepared and its financial performance during the relevant financial year unless expressly disclosed to the contrary in the relevant Financial Statements.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Original Borrower) since the date to which the most recent Financial Statements given to the Lender were prepared.

19.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.12	No proceedings pending or threatened

Other than the alleged patent infringement claim against the Original Borrower, there is no pending or, to the best of its knowledge and belief, threatened proceeding affecting it or any of its Subsidiaries or any of its assets before a court, authority, commission or arbitrator which would be reasonably likely to be adversely determined against it, and if so determined would have a Material Adverse Effect

19.13	Trustee

It does not:

(a)	enter any Finance Document as a Trustee;

(b)	hold any property as a Trustee; or

(c)	act as Trustee of a Trust,

except,

(d)	in the case of the Trustee of the Narrabri Trust, until such time as the Narrabri Trust is terminated; or

(e)	as otherwise disclosed in the relevant Finance Document.

19.14	Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions precedent) or Clause 20.4 (Information: miscellaneous) is authorised to sign Utilisation Requests and other notices on its behalf except where it has previously notified the Lender that the authority has been revoked.

19.15	Tax Consolidation

Each Obligor is a member of a Tax Consolidated Group (as defined in the Income Tax Assessment Act 1997).

19.16	Disclosure

All information provided to the Lender by or on its behalf in relation to it, its assets, business or affairs or the Finance Documents was correct and not misleading (by omission or otherwise) in any material respect as at the time it was provided.

19.17	Group Structure

(a)	its only Subsidiaries are listed in the Group Structure Diagram; and

(b)	the Group Structure Diagram is true and correct in all respects and does not omit any material information or details.

19.18	Environmental Liabilities

There are no Environmental Liabilities affecting its Secured Property which have had or are reasonably likely to have a Material Adverse Effect.

19.19	Solvency

It is not insolvent and it is able to pay all its debts as and when they become due and payable and there are no reasonable grounds for suspecting that it is insolvent or not able to meet its debts as and when they become due and payable.

19.20	Security

Subject to any Permitted Security Interests, completion of registration and perfection requirements and equitable principles and laws affecting creditor’s rights generally, each Security Document it has granted to the Lender creates the Security purported to be created by it over the assets purported to be encumbered by it and has the priority it is intended to have.

(a)	It is the sole legal and beneficial owner of the Secured Property purported to be charged or mortgaged by it and all material assets included in its Financial Statements free of any Security or other third party right or interest whatever other than Permitted Security Interests.

(b)	Each share included in the Secured Property is fully paid and the constitutional documents of the entity in which those shares or units are held do not restrict the transfer of those shares or units on enforcement of any Security, or can (and will, at the request of the Lender) be amended to remove any such restriction.

19.21	Benefit

It benefits by entering into and performing the Finance Documents to which it is a party and the transactions contemplated by them.

19.22	No benefit to related party

It has not, and no other party has, contravened or will contravene section 208 or section 209 of the Corporations Act by entering into any Finance Document or participating in any transaction in connection with a Finance Document.

19.23	Compliance with laws

(a)	It complies with all laws and regulations material to the business operations of the Group (taken as a whole); and

(b)	it complies with all applicable Environmental Laws and regulations,

where failure to comply has, or is reasonably likely to have a Material Adverse Effect.

19.24	No immunity

Neither it nor its assets has immunity from the jurisdiction of a court or from legal process.

19.25	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

19.26	Reliance

Each Obligor acknowledges that the Lender has entered into the Finance Documents in reliance on the representations and warranties in this Clause 19 (Representations).

20.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
20.1	Financial Statements

The Original Borrower shall supply to the Lender:

(a)	as soon as the same become available, but in any event within 90 days after the end of each of its financial years:

(i)	its audited consolidated Financial Statements for that financial year; and

(ii)	the audited Financial Statements of each Obligor for that financial year; and
(b)	as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its financial years (other than when the audited consolidated Financial Statements are being provided in accordance with Clause 20.1(a)), its consolidated unaudited management accounts for that quarter.

20.2	Compliance Certificate

(a)	The Original Borrower shall supply to the Lender, within 45 days of each Ratio Date, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants).

(b)	Each Compliance Certificate shall be signed by one director of the Original Borrower or two Authorised Officers.

20.3	Requirements as to Financial Statements

(a)	Each set of Financial Statements delivered by the Original Borrower pursuant to Clause 20.1 (Financial Statements) shall be certified by a director of the relevant company as representing a true and fair view of the financial position and performance of the consolidated entity or relevant Obligor (as the case may be) as at the date as at which those Financial Statements were drawn up.

(b)	The Original Borrower shall procure that each set of Financial Statements of an Obligor delivered pursuant to Clause 20.1 (Financial Statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of Financial Statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) and it delivers to the Lender:
(i)	a description of any change necessary for those Financial Statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those Financial Statements or management accounts and that Obligor’s Original Financial Statements.
Any reference in this Agreement to those Financial Statements or management accounts shall be construed as a reference to those Financial Statements or management accounts as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous

(a)	The Original Borrower shall supply to the Lender:
(i)	all documents dispatched by the Original Borrower to creditors generally (or any class of them) at the same time as they are dispatched;

(ii)	promptly upon becoming aware of them, the details (limited to relevant information reasonably determined by the Original Borrower, or any information reasonably requested by the Lender, in each case subject to any confidentiality or legal professional privilege limitations) of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and involve a claim exceeding $5,000,000 or that if adversely determined against it would have a Material Adverse Effect;

(iii)	any proposal of any Governmental Agency to compulsorily acquire any of its assets;

(iv)	the acquisition by it of a Subsidiary;

(v)	the acquisition by it or any of its Subsidiaries of any interest in real property;

(vi)	promptly, such further information regarding the financial condition, business and operations of any Secured Property or any member of the Group as the Lender may reasonably request;

(vii)	promptly, notice of any change in Authorised Officers of any Borrower signed by a director or secretary of the Borrower accompanied by specimen signatures of any new signatories; and

(viii)	if it becomes aware of any circumstances which may give rise to a claim or to a requirement of substantial expenditure by it, or cessation or alteration of its activity which would have a Material Adverse Effect it must promptly notify the Lender giving full and complete details of it and of the action it is taking and intends to take to remedy or reduce the effects of such circumstances.
(b)	The Obligors shall promptly comply with any written notice requesting the granting of access to the Lender or persons authorised by the Lender on reasonable notice, and during normal business hours to inspect any premises related to the Group and any Secured Property and take copies of its records and each Obligor undertakes for the benefit of the Lender to do everything in its power to assist the relevant Obligor to comply with its obligations under this Clause. The notice period given under this Clause is to be determined by the Lender (acting reasonably). Such notice may not be delivered more than once during any 12 month period, unless a Default is continuing, in which case, unlimited notices may be delivered while the Default is continuing. The Lender or any person authorised by the Lender to conduct such inspection must comply with any policies or procedures of the Obligors during any such inspection, using reasonable efforts and to the extent the Lender and that person is actually made aware of such policies and procedures only. For the avoidance of doubt, nothing in this Clause 20.4(b) restricts or replaces any rights of the Lender pursuant to Clause 23.17.

20.5	Group Structure Diagram

The Original Borrower will provide the Lender with an updated Group Structure Diagram within 10 Business Days of the date that the then current Group Structure Diagram becomes incorrect.

20.6	Notification of default

(a)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Original Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.7	Know your customer checks

The Borrower shall supply promptly all documents and other evidence reasonably requested by the Lender in order for the Lender or a proposed New Lender under Clause 24 (Changes to the Lender) to carry out all necessary “know your customer” or other similar checks in relation to a Transaction Party or proposed Additional Obligor under all applicable laws and regulations where such information is not already available to the recipient.

21.	FINANCIAL COVENANTS

21.1	Interest Cover

The Original Borrower must ensure that on each Ratio Date the ratio of EBITDA to Gross Interest is not less than 4.0:1.

21.2	Leverage Ratio

The Original Borrower must ensure that on each Ratio Date, the ratio of Gross Debt to EBITDA is less than 3.0:1.

21.3	Accounting policy

(a)	If in the reasonable opinion of the Original Borrower or the Lender any changes to GAAP materially alter the effect of the undertakings in this Clause or the related definitions, the Original Borrower and the Lender will negotiate in good faith to amend the relevant undertakings and definitions so that they have an effect comparable to that at the date of this Agreement.

(b)	If the amendments are not agreed within 30 days (or any longer period agreed between the Original Borrower and the Lender then the Original Borrower will provide with its Financial Statements any reconciliation statements (audited, where applicable) necessary to enable calculations based on GAAP as they were before those changes, and the changes will be ignored for the purposes of this Clause.

21.4	Testing of financial undertakings

The financial undertaking set out in this Clause 21 (Financial Covenants) will be tested on each Ratio Date by reference to the most recent Financial Statements or management accounts and Compliance Certificate delivered pursuant to Clause 20.1 (Financial Statements) and Clause 20.2 (Compliance Certificate).

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Purpose

Each Borrower undertakes to use the Facilities only for the purpose set out in Clause 3 (Purpose).

22.2	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect:
(i)	any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document; and

(ii)	any material Authorisation required for it to carry on its business; and
(b)	supply certified copies to the Lender of any Authorisation referred to in sub-paragraph (a)(i).

22.3	Event of Default

Each Obligor must ensure that no Event of Default occurs.

22.4	Maintenance of capital

While a Default is continuing, an Obligor must not:

(a)	pass a resolution under sections 254N or 260B of the Corporations Act;

(b)	reduce or pass a resolution to reduce its capital other than:
(i)	by redeeming preference shares which constitute Permitted Financial Indebtedness; or

(ii)	with the Lender’s prior written consent;
(c)	buy-back or pass a resolution to buy-back, any of its shares other than:
(i)	by redeeming preference shares which constitute Permitted Financial Indebtedness; or

(ii)	with the Lender’s prior written consent; or
(d)	attempt or take any steps to do anything which it is not permitted to do under Clauses 22.4(a), (b) or (c).

22.5	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject (including, without limitation, any Environmental Law), if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.6	Negative pledge

(a)	No Obligor shall (and the Original Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	Without limiting paragraph (a), no Obligor shall (and the Original Borrower shall ensure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Party, any other member of the Group or its Affiliate;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter any title retention arrangement;

(iv)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts or not repayable in certain circumstances; or

(v)	enter into any other preferential arrangement having a similar effect,

in the case of paragraphs (iii) and (iv) in circumstances where the arrangement or transaction is entered into primarily as a method of raising or securing Financial Indebtedness or of financing the acquisition of an asset.
(c)	Paragraphs (a) and (b) above do not apply to:
(i)	any Existing Security and New Security except to the extent the principal amount secured by that Security exceeds the amount stated in Schedule 8;

(ii)	any netting or set-off arrangement entered into by any member of the Group on ordinary commercial terms in the ordinary course of the Group’s transactional banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading so long as the debt it secures is paid when due or contested in good faith and appropriately provisioned;

(iv)	any Security, arrangement or transaction over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(A)	it was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	it is removed or discharged within 3 months of the date of acquisition of such asset;
(v)	any Security, arrangement or transaction over or affecting any asset of any entity which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that entity becomes a member of the Group, if:
(A)	it was not created in contemplation of the acquisition of that entity;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that entity; and

(C)	it is removed or discharged within 3 months of that entity becoming a member of the Group;
(vi)	any title retention arrangement entered into by any member of the Group in the ordinary course of trading on the supplier’s usual terms of sale (or on terms more favourable to the members of the Group) so long as the debt it secures is paid when due or contested in good faith and sufficient reserves of liquid assets have been set aside to pay the debt if the contest is unsuccessful;

(vii)	any cross charge between members of a joint venture over joint venture assets securing obligations to contribute to that joint venture or to repay other joint venturers who contribute to the joint venture in default of the chargor doing so; or

(viii)	any Security, arrangement or transaction securing the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease, provided such liabilities do not exceed $10,000,000 in aggregate (or its equivalent in another currency or currencies); and

(ix)	any Security, arrangement or transaction securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security, or any such arrangement or transaction other than any permitted under paragraphs (i) to (vii) above) does not exceed $10,000,000 in aggregate (or its equivalent in another currency or currencies).
22.7	Disposals

(a)	No Obligor shall (and the Original Borrower shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	as expressly permitted by Clause 22.6;

(ii)	from one Obligor to another, provided that the asset continues to form part of the Secured Property;

(iii)	made in the ordinary course of trading of the disposing entity;

(iv)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose;

(v)	of investments dealt in or listed on a securities exchange or over-the-counter market, for arm’s length consideration;

(vi)	of worn out, obsolete, damaged or redundant assets or other property;

(vii)	pursuant to a Permitted Reorganisation;

(viii)	disposals not otherwise permitted under paragraphs (i) — (vii) where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal under this paragraph (viii)) does not exceed $10,000,000 (or its equivalent in another currency or currencies) in any financial year; or

(ix)	with the written consent of the Lender.
(c)	No Obligor shall enter into any agreement under which any of its books or other debts are factored or sold (other than any receivables to the extent they are sold on a non-recourse basis).

22.8	Incurring Financial Indebtedness

No Obligor shall incur or permit to subsist any Financial Indebtedness other than Permitted Financial Indebtedness.

22.9	No Acquisitions

No Obligor shall undertake any acquisitions unless, immediately following that acquisition, the Original Borrower would be in pro-forma compliance with the financial covenants set out in Clause 21 (Financial Covenants) or otherwise pursuant to a Permitted Reorganisation.

22.10	Merger

No Obligor shall (and the Original Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction (other than a merger or amalgamation with another Obligor or otherwise a solvent reconstruction or amalgamation that are on terms acceptable to the Lender or otherwise pursuant to a Permitted Reorganisation).

22.11	Joint ventures and partnerships

No Obligor shall enter into a partnership or joint venture with another person without the consent of the Lender, provided that such consent will not be required where the proposed partnership or joint venture is not reasonably likely to materially prejudice the interests of the Lender (in the reasonable opinion of the Lender) under a Security Document.

22.12	Constituent documents

No Obligor shall change its constituent documents, or the constituent documents of a Scheme or Trust (as the case may be) without the Lender’s prior written consent which consent must not be unreasonably delayed or withheld.

22.13	Payment of Taxes and outgoings

(a)	Each Obligor must pay all Taxes when due, other than:
(i)	Contested Taxes; or

(ii)	where failure to do so will not have or be likely to have a Material Adverse Effect.
(b)	Each Obligor must pay all Contested Taxes when the terms of any final determination or settlement require those Contested Taxes to be paid.

22.14	Change of business

The Original Borrower shall procure that no substantial change is made to the general nature of the business of the Original Borrower or the Group from that carried on at the date of this Agreement.

22.15	Financial accommodation

An Obligor must not provide any financial accommodation, or give any Guarantee in respect of any financial accommodation, to or for the benefit of any person, other than Permitted Financial Accommodation.

22.16	Restrictions on dealings

An Obligor must not:

(a)	enter into an agreement;

(b)	acquire or dispose of an asset;

(c)	obtain or provide a service;

(d)	obtain a right or incur an obligation; or

(e)	implement any other transaction,

with any person, other than with the Parent Guarantor or any of its Subsidiaries, unless it does so on terms which are no less favourable to it than arm’s length terms.

22.17	Undertakings regarding Secured Property

Each Obligor must:

(a)	maintenance of the Secured Property:
(i)	maintain and protect its Secured Property;

(ii)	keep its Secured Property in a good state of repair and in good working order allowing for fair wear and tear;

(iii)	remedy every defect in its title to any part of its Secured Property;

(iv)	take or defend all legal proceedings to protect or recover any of its Secured Property; and

(v)	keep its Secured Property valid and subsisting and free from liability to forfeiture, cancellation, avoidance or loss, in each case where failure to do so would, or would be reasonably likely to, have a Material Adverse Effect.

(b)	Title documents: deposit with the Lender, all the Title Documents in respect of any of its Secured Property which is subject to the fixed charge created under its Security promptly on:
(i)	its execution of its Security;

(ii)	acquisition of any asset which forms part of its Secured Property and is subject to the fixed charge created by its Security; and

(iii)	the floating charge which is created by its Security crystallising and fixing;
(c)	registration and protection of security: ensure that its Security is registered and filed in all registers in all jurisdictions in which it must be registered and filed to ensure the enforceability, validity and priority of the Security against all persons and to be effective as a Security;

(d)	no caveats: cause any caveat which is lodged in respect of its Secured Property, other than a caveat lodged by the Lender, to be removed as soon as reasonably practicable but in any event within 10 Business Days after the date that it becomes aware of its existence.

22.18	Insurance

(a)	The Obligors shall take out and maintain (and shall ensure that each member of the Group takes out and maintains) insurances with a reputable insurer in the manner and to the extent which is in accordance with prudent business practice having regard to the nature of the business and assets of the Obligors and the Group (including all insurance required by applicable law).

(b)	Without limiting paragraph (a) above, each Obligor must ensure that every insurance policy (other than worker’s compensation and public liability and any other third party liability) is:
(i)	taken out in the name of that Obligor, or a Subsidiary of the Parent Guarantor with that Obligor as a named insured; and

(ii)	within 60 days of a request from the Lender, notes the Lender as an additional named insured.
(c)	While an Event of Default is continuing, each Obligor must do all things reasonably required by the Lender to enable the Lender to recover any money due in respect of an insurance policy.

(d)	Each Obligor must notify the Lender as soon as reasonably practicable after it becomes aware of:
(i)	an event which in relation to a Secured Property gives rise to a claim of $1,000,000 or more under an insurance policy; and

(ii)	the cancellation for any reason of any insurance policy in relation to its Secured Property.
(e)	(i) Do not delete — hidden text for numbering purposes.
(i)	Unless Clause 22.18(e)(iii) applies, if no Event of Default is continuing, the proceeds of any insurance policy may be used for any purpose required by the Obligor.

(ii)	Unless Clause 22.18(e)(iii) applies, if an Event of Default is continuing, the proceeds in respect of any insurance policy must be used to pay the Secured Money outstanding at that time or for any other purpose which the Lender approves.

(iii)	Clause 22.18(e)(i) and Clause 22.18(e)(ii) do not apply to proceeds received from any workers’ compensation, public liability or other third party liability policy or reinstatement policy to the extent that the proceeds are paid to a person entitled to be compensated under the workers’ compensation or public liability policy, or under a contract for the reinstatement of its Secured Property.
(f)	Each Obligor must not do or omit to do, or allow or permit to be done or not done, anything which may materially prejudice any insurance policy.

22.19	Distributions

If a Default is continuing at the time of the proposed action set out below, or will occur as a result of the Obligor taking the proposed action, the Obligors undertake not to do any of the following:

(a)	declare or make any distribution or dividend, or make any payment to holders of any:
(i)	share, unit or other equity interest in or issued by the Obligor;

(ii)	rights to acquire such shares, units or other equity interests; or

(iii)	loans constituting Subordinated Financial Indebtedness provided to the Obligor;
(b)	make any payment in the nature of interest, distributions or dividends due under any Subordinated Financial Indebtedness; or

(c)	pay any director fees, management fees, consultancy fees or other like payments to any director, associate, or related body corporate of that Obligor.

22.20	Capital Expenditure

No Obligor shall (and the Original Borrower shall ensure that no other member of the Group will) undertake any capital expenditure unless, immediately following the completion of the works paid for by that capital expenditure, the Original Borrower would, based on its reasonable projections, be in pro-forma compliance with the financial covenants set out in Clause 21 (Financial Covenants).

22.21	Tax Consolidation

The Borrowers shall ensure that:

(a)	the TSA and TFA are each maintained in full force and effect; and

(b)	each member of the Group complies with the TSA and the TFA,

and each Obligor undertakes for the benefit of the Lender to use its best endeavours to assist the Borrowers comply with its obligations under this Clause 22.21.

22.22	Cross-guarantee

No Obligor shall enter into a deed of cross-guarantee for the purposes of ASIC Class Order [CO 98/1418] other than with another Obligor.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default. 23.1 Non-payment

A Relevant Party does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error beyond the control of that Relevant Party; and

(b)	payment is made within 3 Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied. 23.3 Other obligations

(a)	A Relevant Party does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants) or with any condition of any waiver or consent by the Lender under or in connection with any Finance Document).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Lender giving notice to the Original Borrower or the Original Borrower becoming aware of the failure to comply, whichever is the earlier.

23.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by a Relevant Party in the Finance Documents or any other document delivered by or on behalf of any Relevant Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur in relation to a representation deemed to be made under the Finance Documents after the first Utilisation Date being incorrect or misleading if it is capable of remedy and is remedied within 10 days of the Lender giving notice to the Original Borrower, or the Original Borrower becoming aware of it whichever is first.

23.5	Cross default

(a)	Any Financial Indebtedness of any Transaction Party or any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Transaction Party or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default or review event (however described).

(c)	Any commitment for any Financial Indebtedness of any Transaction Party or member of the Group is cancelled or suspended by a creditor of any Transaction Party or member of the Group (as applicable) as a result of an event of default or review event (however described).

(d)	Any creditor of any Transaction Party or member of the Group becomes entitled to declare any Financial Indebtedness of any Transaction Party or member of the Group (as applicable) due and payable prior to its specified maturity as a result of an event of default or review event (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than:
(i)	in the case of an Obligor, $10,000,000 (or its equivalent in any other currency or currencies); or

(ii)	in the case of the Parent Guarantor, US$25,000,000 (or its equivalent in any other currency or currencies).
23.6	Insolvency

(a)	A Transaction Party or member of the Group:
(i)	in the case of an Obligor, is or is presumed or is deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts; or

(ii)	in the case of the Parent Guarantor, is not Solvent.
(b)	A moratorium is declared in respect of any indebtedness of any Transaction Party or member of the Group.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Party or member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not a Transaction Party except an application made to a court for the purposes of winding up such a person which is disputed by a Transaction Party acting diligently and in good faith and dismissed within 10 Business Days;

(b)	a composition, assignment or arrangement with any creditor of any Transaction Party or member of the Group;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), Controller, administrator, receiver,

administrator, administrative receiver, compulsory manager or other similar officer in respect of any Transaction Party or member of the Group or any of its assets except (other than in the case of the appointment of an administrator) an application made to a court for the purposes of appointing such a person which is disputed by a Transaction Party acting diligently and in good faith and dismissed within 10 Business Days); or

(d)	enforcement of any Security over any assets of any Transaction Party or member of the Group,

or any analogous event occurs in any jurisdiction.

23.8	Creditors’ process

(a)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Transaction Party or member of the Group having an aggregate value of:
(i)	in the case of an Obligor, $10,000,000; or

(ii)	in the case of the Parent Guarantor, US$25,000,000,
and is not discharged within 10 Business Days.

(b)	A judgment in an amount exceeding:
(i)	in the case of an Obligor, $5,000,000; or

(ii)	in the case of the Parent Guarantor, US$25,000,000,
is obtained against a Transaction Party, or any member of the Group and is not discharged within 10 Business Days, unless the Transaction Party or member of the Group will or has appealed such judgment before the expiry of the period in which the Transaction Party or member of the Group, can appeal and has set aside sufficient reserves to pay such judgment should an appeal not be made within the relevant period or be unsuccessful.

23.9	Analogous event

Anything analogous to or having a substantially similar effect to any of the events specified in Clauses 23.6 (Insolvency) to 23.8 (Creditors’ process) happens in relation to a Transaction Party or a member of the Group under the laws of any jurisdiction.

23.10	Ceasing business

A Transaction Party ceases to carry on business, except if pursuant to a Permitted Reorganisation.

23.11	Ownership of the Obligors

An Obligor (other than the Original Borrower) is not or ceases to be a Subsidiary of the Original Borrower, except if pursuant to a Permitted Reorganisation.

23.12	Unlawfulness

It is or becomes unlawful for a Relevant Party to perform any of its obligations under the Finance Documents.

23.13	Repudiation

A Relevant Party repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.14	Vitiation of Finance Documents

A provision of a Finance Document is or becomes or is claimed by a party other than the Lender to be wholly or partly invalid, void, voidable or unenforceable in any material respect.

23.15	Material adverse effect

An event occurs which has had, or is reasonably likely to have (or a series of events occur which, together, have had, or are reasonably likely to have), a Material Adverse Effect.

23.16	Consequences of an Event of Default

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Original Borrower:

(a)	cancel the Commitment whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

23.17	Investigation of an Event of Default

If an Event of Default is continuing, the Lender may appoint a person to investigate this. Each Obligor shall co-operate with (and the Borrowers shall ensure that each member of the Group co-operates with) the person appointed and shall comply with every reasonable request they make. If an Event of Default is or was continuing, the Borrowers shall within 3 Business Days of demand pay the Lender the amount of all Costs incurred by the Lender in connection with any investigation.

SECTION 9
CHANGES TO PARTIES
24.	CHANGES TO THE LENDER

24.1	Assignments and transfers by the Lender

Subject to this Clause 24, the Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, Securities or other financial assets (including credit derivatives) (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	The consent of the Original Borrower is required for an assignment or transfer by the Lender, unless:
(i)	the assignment or transfer is to an Affiliate of the Lender;

(ii)	an Event of Default is continuing; or

(iii)	the assignment or transfer is to a securitisation or funding vehicle where the Lender remains lender of record.
(b)	The consent of the Original Borrower to an assignment or transfer must not be unreasonably withheld or delayed or subject to unreasonable conditions. The Original Borrower will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Original Borrower within that time.

(c)	Where the Lender assigns rights but does not transfer by novation obligations, then for the purposes of Clause 28, any amount received or recovered by the assignee will be taken to be received by that Lender.

(d)	An assignment or transfer to a proposed New Lender will not be effective until the Existing Lender has carried out all necessary “know your customer” or other similar checks in relation to the New Lender under all applicable laws and regulations. On completion of those checks, the Existing Lender shall promptly notify the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 24.4 (Procedure for transfer) is complied with.

(f)	If:
(i)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g)	A Lender may not assign or transfer any of its rights or obligations under the Finance Documents or change its Facility Office, if the New Lender or the Lender acting through its new Facility Office would be entitled to exercise any rights under Clause 8.1 (Illegality) as a result of circumstances existing at the date the assignment, transfer or change is proposed to occur.

(h)	A Lender must bear its own Costs and expenses (including legal fees) in connection with any such assignment or transfer.

24.3	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Transaction Party or any other person;

(iii)	the performance and observance by any Transaction Party or any other person of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Party and its related entities and any other person in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Transaction Party and its related entities and any other person whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges the Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Transaction Party or any other person of its obligations under the Finance Documents or otherwise.
24.4	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Original Borrower receives a duly completed and executed Transfer Certificate delivered by the Existing Lender and the New Lender.

(b)	Each Party other than the Existing Lender irrevocably authorises the Lender to execute any Transfer Certificate on its behalf.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement each of the Obligors and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender; and

(iii)	the New Lender shall become a Party as a “Lender”.
24.5	Disclosure of information

The Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments may be made by reference to, this Agreement or any Transaction Party;

(c)	to rating agencies to the extent required by them; or

(d)	to any person in connection with an exercise of rights under a Finance Document;

(e)	to any Party or any Party’s Affiliates, officers, employees, agents and attorneys, legal and other advisers and auditors; or

(f)	to any person, law enforcement, regulatory agency or court to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Transaction Party, the Group and the Finance Documents as the Lender shall consider appropriate if, in relation to paragraphs (a), (b) and (in the case of disclosure to a Party’s Affiliates) (e), the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)	The Original Borrower may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	the Original Borrower gives at least 10 Business Days notice to the Lender;

(ii)	where the Lender has requested documents or information in relation to the Subsidiary under Clause 20.7 (Know your customer checks) within 5 Business Days of receiving notice under sub-paragraph (i), the Lender confirms to the Original Borrower that it has received such documents or information (as applicable);

(iii)	the Lender approves the addition of that Subsidiary;

(iv)	the Original Borrower delivers to the Lender a duly completed and executed Accession Letter;

(v)	the Original Borrower confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(vi)	the Lender has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Lender.
(b)	The Lender shall notify the Original Borrower promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3	Resignation of a Borrower

(a)	The Original Borrower may request that a Borrower (other than the Original Borrower) ceases to be a Borrower by delivering to the Lender a Resignation Letter.

(b)	The Lender shall accept a Resignation Letter and notify the Original Borrower of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Original Borrower has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.
(c)	The Lender shall notify the Original Borrower promptly after accepting and executing the Resignation Letter.

(d)	If the Lender accepts and executes the Resignation Letter, the relevant Borrower shall cease to be a Borrower with effect on and from the date specified in the Resignation Letter and shall have no further rights or obligations in that capacity under the Finance Documents.

25.4	Additional Guarantors

(a)	The Original Borrower may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
(i)	the Original Borrower gives at least 10 Business Days notice to the Lender;

(ii)	where the Lender has requested documents or information in relation to the Subsidiary under Clause 20.7 (Know your customer checks) within 5 Business Days of receiving notice under sub-paragraph (i), the Lender confirms to the

Original Borrower that it has received such documents or information (as applicable);

(iii)	the Original Borrower delivers to the Lender a duly completed and executed Accession Letter; and

(iv)	the Lender has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Lender.
(b)	The Lender shall notify the Original Borrower promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)	The Lender shall notify the Original Borrower promptly after executing the Accession Letter.

(d)	If the Lender accepts and executes the Accession Letter, the relevant Subsidiary becomes a Party as an “Additional Guarantor” with effect on and from, in the case of an Accession Letter, the date specified in the Accession Letter and is bound by the terms of this Agreement.

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Original Borrower may request that a Guarantor (other than the Original Borrower) ceases to be a Guarantor by delivering to the Lender a Resignation Letter.

(b)	The Lender shall accept a Resignation Letter and notify the Original Borrower of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter (and the Original Borrower has confirmed this is the case), whereupon that company shall cease to be an Obligor and shall have no further rights or obligations under the Finance Documents.

(c)	The Lender shall notify the Original Borrower promptly after accepting and executing the Resignation Letter.

(d)	If the Lender accepts and executes the Resignation Letter, the relevant Guarantor shall cease to be a Guarantor with effect on and from the date specified in the Resignation Letter and shall have no further rights or obligations in that capacity under the Finance Documents.

SECTION 11
ADMINISTRATION
26.	THE LENDER

26.1	Deduction from amounts payable to the Lender

If any Obligor owes an amount to the Lender under the Finance Documents the Lender may, after giving notice to that Obligor, deduct an amount not exceeding that amount from any payments to that Obligor which the Lender would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Obligor shall be regarded as having received any amount so deducted.

26.2	Conduct of business by the Lender
No provision of this Agreement will:
(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.3	Payments to the Lender

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account at the city of the Lender with such bank as the Lender specifies.

26.4	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment of any unpaid fees, Costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment of any accrued interest, fees or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.
(b)	Paragraph (a) above will override any appropriation made by an Obligor.

26.5	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.6	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or the Unpaid Sum at the rate payable on the original due date.

26.7	Currency of account

(a)	Subject to paragraphs (b) and (c) below, the Australian dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of Costs, expenses or Taxes shall be made in the currency in which the Costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Australian dollars shall be paid in that other currency.

27.	SET-OFF

If a Default is continuing, the Lender may, but need not, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor (whether or not matured), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.	NOTICES

28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or if the recipient so agrees, by electronic transmission.

28.2	Addresses

The address, fax number and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	that specified in Schedule 1 (The Original Parties) or notified in writing to the Lender (in the case of any change made by any Obligor) or notified in writing to the Original Borrower (in the case of any change made by the Lender) on or prior to the date on which it becomes a Party; and

(b)	in the case of the Lender, that identified with its name below.

Address for service of Notices:

Lender:	National Australia Bank Limited, Level 18, 255 George Street, Sydney, NSW, 2000; Fax: +61 2 9237 1652; email: Elsa.Masztak@nab.com.au; Attention: Elsa Masztak, Director, Institutional Banking
28.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of electronic transmission:
(A)	(if the recipient has agreed to receive the notice by electronic transmission) upon receipt by the sender of a delivery receipt from that addressee’s email address,

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified in Clause 28.2(b) (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Original Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

Subject to Clause 28.4 (Reliance), all notices must be signed by an Authorised Officer of the sender.
28.4	Reliance
Any notice sent under this Clause 28 (Notices) can be relied on by the recipient if the recipient reasonably believes the notice to be genuine and if it bears what appears to be the signature (original or facsimile) of an Authorised Officer of the sender (without the need for further enquiry or confirmation). Each Party must take reasonable care to ensure that no forged, false or unauthorised notices are sent to another Party.
28.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

28.6	Original Borrower and Obligors
Each Obligor irrevocably authorises the Original Borrower to give and receive notices and communications on its behalf (including Utilisation Requests and Selection Notices). Other Parties may rely on any such notice or communication by the Original Borrower as given on behalf of the Obligor, and the Obligor is bound by it.
29.	CALCULATIONS AND CERTIFICATES

29.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are sufficient evidence of the matters to which they relate unless the contrary is proved.
29.2	Certificates and Determinations
Any certification or determination by the Lender of an exchange rate, a rate of interest or amount under Clause 11 (Break Costs), Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased costs) or under any Finance Document is sufficient evidence of the matters to which it relates and any certification or determination by the Lender of any other matter is sufficient evidence of the matters to which it relates unless the contrary is proved.
29.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.
30.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
31.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
32.	AMENDMENTS AND WAIVERS
Any term of the Finance Documents may be amended or waived only in writing with the consent of the Lender and the Obligors and any such amendment or waiver will be binding on all Parties.
33.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
34.	GENERAL

34.1	Application to Finance Documents
If anything in this Clause 34 is inconsistent with a provision in another Finance Document, then the provision in the other Finance Document prevails to the extent of the inconsistency for the purposes of that Finance Document.

34.2	Consents and waivers
Each Obligor shall comply with all conditions in any consent or waiver the Lender gives under or in connection with a Finance Document.
34.3	Discretion in exercising rights
Unless the contrary intention appears, a party may exercise a right or remedy or give or refuse its consent under or in connection with a Finance Document in any way it considers appropriate (including by imposing conditions).
34.4	No liability for loss
The Lender is not liable to any Obligor for any loss, liability or Costs caused by the exercise or attempted exercise of, or failure to exercise, or delay in exercising, a right or remedy under or in connection with a Finance Document other than any loss, liability or Costs which is attributable to the gross negligence, fraud or wilful misconduct of the Lender.
34.5	Conflict of interest
The Lender may exercise its rights or remedies under or in connection with a Finance Document even if this involves a conflict of duty or the Lender has a personal interest in their exercise.
34.6	Rights and obligations are unaffected
Rights given to the Lender under or in connection with a Finance Document, and an Obligor’s obligations under it are not affected by any act or omission or any other thing which might otherwise affect them under law or otherwise.
34.7	Inconsistent law
To the extent permitted by law, each Finance Document prevails to the extent it is inconsistent with any law.
34.8	Supervening law
Any present or future law which varies the obligations of an Obligor under or in connection with a Finance Document with the result that the Lender’s rights or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.
34.9	Further steps
Each Obligor shall promptly do anything the Lender reasonably asks (such as obtaining consents, signing and producing documents and getting documents completed and signed):
(a)	to enable the Lender to exercise its rights under or in connection with any Finance Document;

(b)	to bind the Transaction Party and any other person intended to be bound under any Finance Document; or

(c)	to enable the Lender to register any power of attorney in any Finance Document or any similar power.

35.	INDEMNITIES AND REIMBURSEMENT
All indemnities and reimbursement obligations in each Finance Document are continuing and survive termination of the Finance Document, repayment of the Loans and cancellation or expiry of the Commitment.
36.	ACKNOWLEDGEMENT
Except as expressly set out in the Finance Documents none of the Asia Pacific Loan Market Association, the Lender or any of their advisers have given any representation or warranty or other assurance to any Obligor in relation to the Finance Documents and the transactions they contemplate, including as to tax or other effects. The Obligors have not relied on any of them or on any conduct (including any recommendation) by any of them. The Obligors have obtained their own tax and legal advice.
The Code of Banking Practice does not apply to the Finance Documents and the transactions under them.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
37.	GOVERNING LAW
This Agreement is governed by New South Wales law.
38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts having jurisdiction in New South Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that those courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Each Party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within paragraph (a).

(d)	This Clause 38.1.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Australia):

(a)	irrevocably appoints the Original Borrower as its agent for service of process in relation to any proceedings in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

Each party expressly agrees and consents to the provisions of this Clause 38.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES
PART I
THE ORIGINAL OBLIGORS

	Name	Registration Number	Notice Details
Original Borrower	The MAC Services Group Pty Limited	ABN 53 003 657 510	Address: Level 6, 10 Bond Street, Sydney, NSW 2000

Fax +61 2 8346 9299

Telephone +61 2 8346 9200

Email: pmccann@themac.com.au

Attention Peter McCann CFO

with a copy to

Oil States International, Inc.

Address: Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002

Telephone +1 (713) 652-0582

Email:
Bradley.Dodson@oilstates.com

Attention: Bradley Dodson

Original Guarantors	MSL Nominees Pty Ltd	ACN 126 933 953	As for the Original Borrower

	The MAC Linen Services Pty Ltd	ABN 54 120 171 511	As for the Original Borrower

	MSL Nominees (Narrabri) Pty Ltd	ACN 145 416 404	As for the Original Borrower

Name	Registration Number	Notice Details
MSL Nominees (Karratha) Pty Ltd	ACN 132 700 693	As for the Original Borrower

PART II
THE ORIGINAL LENDERS

		Address for Service of
Name of Original Lender	Commitment	Notice
National Australia Bank Limited (ABN 12 004 044 937)	$150,000,000	Address Level 18, 255 George Street, Sydney, NSW, 2000 Fax +61 2 9237 1652

		Telephone +61 2 9237 1531

		Email:
		Elsa.Masztak@nab.com.au

		Attention: Elsa Masztak, Director, Institutional Banking

SCHEDULE 2
CONDITIONS PRECEDENT
PART I
CONDITIONS PRECEDENT TO INITIAL UTILISATION
1.	Original Obligors

A Conditions Precedent Certificate in relation to each Obligor given by a director and company secretary or two directors of the Obligor with the attachments referred to therein and dated not earlier than 5 Business Days before the first Utilisation Date.

2.	Legal opinions
(a)	A legal opinion of Freehills, legal advisers to the Lender in Australia, substantially in the form distributed to the Original Lender prior to signing this Agreement.

(b)	A legal opinion of Vinson & Elkins L.L.P., legal advisers to the Parent Guarantor in the United States of America, substantially in the form distributed to the Original Lender prior to signing this Agreement.
3.	Other documents and evidence
(a)	An original of each Finance Document duly executed by all of the parties to it (to the extent not previously provided to the Lender and in the possession of the Lender as at the date of this Agreement), and in the case of each New Security, duly stamped or with sufficient clear funds to allow the Lender to attend to stamping.

(b)	all duly completed ASIC forms 309 and 350;

(c)	Evidence that any process agent referred to in Clause 38.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(d)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Original Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(e)	The Original Financial Statements of each Original Obligor.

(f)	Evidence that the fees, Costs and expenses then due from the Original Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(g)	Evidence of satisfaction by the Transaction Parties of know your customer checks, where such information is not already available to the Lender (as and if the Lender requires).

(h)	Evidence that the first Utilisation will be applied to repay all amounts owing under the Existing Facilities.

(i)	A Multi-Jurisdictional Mortgage Statement provided by the Borrowers to the Lender, showing the dollar value of the Secured Property that is located in New

South Wales for the purposes of stamp duty legislation, as a proportion of the dollar value of all Secured Property.
(j)	Evidence that each of the Relevant Trusts has been wound up pursuant to and in accordance with the terms of the Trust Deed of Release.
PART II
CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED
BY AN ADDITIONAL OBLIGOR
1.	An Accession Letter, duly executed by the Additional Obligor and the Original Borrower.

2.	A certified copy of the constitutional documents of the Additional Obligor (if any).

3.	A certified copy of a resolution of the board of directors of the Additional Obligor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	to the effect that it is in the best interests of the Additional Obligor, giving reasons;

(c)	on its behalf and / or a power of attorney for execution of the Accession Letter; and

(d)	authorising a specified person or persons, on its behalf, as Authorised Officers to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.
4.	An original power of attorney for the execution of the Accession Letter, from the Additional Obligor executed under common seal or by two directors or a director and a secretary.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	A certified copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party and a certificate of solvency by a director of that Additional Guarantor.

7.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A certificate or other evidence from any Additional Guarantor incorporated in Australia and signed by a director certifying that such Additional Guarantor is not in breach of Chapter 2E of the Corporations Act.

10.	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Additional Obligor accordingly) in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document to which the Additional Obligor is a party.

11.	If available, the latest audited Financial Statements of the Additional Obligor.

12.	A legal opinion of Freehills, legal advisers to the Lender in Australia.

13.	If the Additional Obligor is incorporated in a jurisdiction outside Australia, a legal opinion of the legal advisers to the Borrower in the jurisdiction in which the Additional Obligor is incorporated.

14.	If the proposed Additional Obligor is incorporated in a jurisdiction outside Australia, evidence that the process agent specified in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

15.	A Security given by the Additional Obligor in favour of the Lender, consistent in form and substance with the Existing Securities and duly stamped or with sufficient clear funds to allow the Lender to attend to stamping.

16.	All duly completed forms, notices and other documents required to register or file with the appropriate Governmental Agency any document referred to in item 15 above.

SCHEDULE 3
UTILISATION REQUEST

From:	[Borrower]

To:	[Lender]

Dated:
Dear Sirs
[Original Borrower] — [          ] Facility Agreement
dated [          ] (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement shall have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Commitment

Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 5.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	We confirm that no Default is continuing.

5.	The proceeds of this Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.
Yours faithfully

Authorised Officer
[name of relevant Borrower]

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:	[ ] as Lender

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:
[Original Borrower] — [          ] Facility Agreement
dated [          ] (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement shall have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.4 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender and the New Lender novating all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 28.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.3 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate is governed by New South Wales law.
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Lender and the Transfer Date is confirmed as [     ].

This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
[Lender]
By:

SCHEDULE 5
FORM OF ACCESSION LETTER

To:	[ ] as Lender

From:	[Subsidiary] and [Original Borrower]

Dated:
Dear Sirs
[Original Borrower] — [          ] Facility Agreement
dated [          ] (the “Agreement”)
1.	We refer to the Agreement. This is an Accession Letter. Terms used in the Agreement shall have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accession Letter.

5.	This letter is governed by New South Wales law.

This Guarantor Accession Letter is executed and delivered as a deed.

[Insert execution clause for Borrowers] [Insert execution clause for Subsidiary]

[Insert execution clause for Lender]

SCHEDULE 6
FORM OF RESIGNATION LETTER

To:	[ ] as Lender

From:	[resigning Obligor] and [Original Borrower]

Dated:
Dear Sirs
[Original Borrower] — [          ] Facility Agreement
dated [          ] (the “Agreement”)
1.	We refer to the Agreement. This is a Resignation Letter. Terms used in the Agreement shall have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]
4.	This Accession Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accession Letter.

5.	This letter is governed by New South Wales law.

[Insert execution clause for Borrowers] [Insert execution clause for Subsidiary]

This Resignation Letter is accepted by the Lender and the resignation date is confirmed as [*].

[Insert execution clause for Lender]

SCHEDULE 7
FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Lender

From:	[Original Borrower]

Dated:
Dear Sirs
[Original Borrower] — [     ] Facility Agreement
dated [     ] (the “Agreement”)
1.	We refer to the Agreement. This is a Compliance Certificate. Terms used in the Agreement shall have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.	We confirm that at the Ratio Date, the financial ratios required under Clause 21 (Financial Covenants) have been calculated in accordance with that clause and the result of those calculations are those set out in the table below under the column headed “Actual”:

Financial Covenants	Actual	Covenants
Leverage Ratio		less than 3.0:1 as at each Ratio Date

Interest Cover Ratio		not less than 4.0:1 as at each Ratio Date
3.	We confirm that on the Ratio Date, the Borrowers complied with Clause 21.

4.	We attach to this Compliance Certificate computations as to the Obligors compliance with Clause 21 (Financial Covenants).

5.	We confirm that no Default is continuing.

Signed:

	Director	Director

	Of	Of

	[Original Borrower]	[Original Borrower]
[insert applicable certification language]

for and on behalf of
[name of auditors of the Original Borrower]

SCHEDULE 8
PART A — EXISTING SECURITY
Registered Charge
The registered mortgage debenture dated 11 March 1999 by the Original Borrower in favour of the Original Lender.
Registered Real Property Mortgages

Description	Title reference	Registered Proprietor	Mortgage	Date of execution
Acacia St, Moranbah QLD	Lot 2 on CP895577 Title reference 50301779	The MAC Services Group Pty Limited	703273065 - Mortgage to National Australia Bank Limited.	1 April 1999

			708162769 - Mortgage to National Australia Bank Limited.	18 June 2004

	Lot 3 on SP167245 Title reference 50502911	The MAC Services Group Pty Limited	708162760 - Mortgage to National Australia Bank Limited.	27 September 2004

Waverley St, Nebo QLD	Lot 39 on SP 186539 Title reference 50606997	The MAC Services Group Pty Limited	707033963 - Mortgage to National Australia Bank Limited.	10 September 2003

			709561237 - Mortgage to National Australia Bank Limited.	6 April 2006

	Lot 6 on RP 906888 Title reference 50191790	The MAC Services Group Pty Limited	707033967 - Mortgage to National Australia Bank Limited.	10 September 2003

	Lot 13 on RP 906888 Title reference 50191797	The MAC Services Group Pty Limited	707033965 - Mortgage to National Australia Bank Limited.	10 September 2003

	Lot 12 on RP 906888 Title reference 50191796	The MAC Services Group Pty Limited	705662914 - Mortgage to National Australia Bank Limited.	24 May 2002

Description	Title reference	Registered Proprietor	Mortgage	Date of execution
	Lot 7 on RP 906888 Title reference 50191791	The MAC Services Group Pty Limited	708943585 - Mortgage to National Australia Bank Limited.	18 June 2004

Queen Elizabeth Drive, Dysart QLD	Lot 1 on SP 167864 Title reference 50518659	The MAC Services Group Pty Limited	7089435777 - Mortgage to National Australia Bank Limited.	26 August 2005

Peak Downs Highway, Coppabella QLD	Lot 10 in SP 124642 Title reference 50297145	The MAC Services Group Pty Limited	708943581 - Mortgage to National Australia Bank Limited.	10 June 2005

	Lot 9 in SP 124642 Title reference 50297144	The MAC Services Group Pty Limited	709839849 - Mortgage to National Australia Bank Limited.	3 August 2006

Gordon Adams Rd, Kambalda East WA	Lot 44 on DP 180215	The MAC Services Group Pty Limited	L349236 — Mortgage to National Australia Bank Limited.	28 January 2010

Roche Creek Road, Wandoan	Lot 1 on RP 900597 Title reference 50129236	The MAC Services Group Pty Limited

	Lot 6 on RP 900597 Title reference 50129241	The MAC Services Group Pty Limited

Centenary Drive, Middlemeount	Lot 13 CNS188 Title Ref: 40059217	The MAC Services Group Pty Limited

PART B — NEW SECURITY
An all assets fixed and floating charge granted by the Original Borrower, MSL Nominees (Karratha) Pty Ltd, MSL Nominees (Narrabri) Pty Ltd, MSL Nominees Pty Ltd and The MAC Linen Services Pty Ltd in their personal capacity in favour of the Original Lender, dated on or about the date of this Agreement.

SCHEDULE 9
TIMETABLE

Delivery of a duly completed Utilisation Request (Clause 6.1 (Delivery of a Utilisation Request)	11am Sydney Time on a day that is a minimum of 3 Business Days prior to the proposed Utilisation Date (unless otherwise agreed by the Lender in writing)

BBR is fixed	10.30am Sydney time on the Utilisation Date

SCHEDULE 10
FORM OF CONDITIONS PRECEDENT CERTIFICATE
Part I
Original Obligors

To:	[Lender] as Original Lender

From:	[Obligors]

Dated:
Dear Sirs
Facility Agreement
dated [          ] May 2011 (“Facility Agreement”)
1	We refer to the Facility Agreement. This is a Conditions Precedent Certificate. Terms used in the Facility Agreement shall have the same meaning in this Conditions Precedent Certificate unless given a different meaning in this Conditions Precedent Certificate.
2	We certify the following:
(a)	attached to this certificate marked “A-1” to “A-[ ]” are copies of the constitutional documents (including certificates of registration where relevant) of each Original Obligor in the case of each Original Guarantor, amended (if necessary) to include a provision of the type contemplated in section 187(a) of the Corporations Act / [the constitutional documents last provided to the Lender have not been amended or revoked since that date];

(b)	attached to this certificate marked “B-1” is a copy of extracts of a resolution of the board of directors of the Original Obligors;

(c)	attached to this certificate marked “C-1” is a copy of the corporate structure diagram of the Group / [the copy of the corporate structure diagram of the Group last provided to the Lender under the Facility Agreement remains unchanged since that date];

(d)	attached to this certificate marked “D-1” are the signatures of [ ] who are persons authorised by the resolutions referred to in paragraph (b) above;

(e)	each Original Guarantor is able to pay its debts as and when they become due and payable;

(f)	borrowing or guaranteeing, as appropriate, the Commitment does not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded;

(g)	no Original Obligor incorporated in Australia is in breach of Chapter 2E (Related Party Transactions) or Part 2J.3 (Financial assistance) of the Corporations Act; and

(h)	each document attached to this certificate is correct, complete and in full force and effect as at a date no earlier than the date of this Conditions Precedent Certificate.

Signed:
Director
Of
[Obligor]

SCHEDULE 11
GROUP STRUCTURE DIAGRAM

SIGNATURE PAGE

Original Borrower

Signed by
The MAC Services Group Pty Limited
by

sign here ►	/s/ David Rowland
~~Company Secretary~~/Director

print name	David Rowland

sign here ►	/s/ Peter McCann

Director

print name	Peter McCann

Original Guarantor

Signed by
MSL Nominees Pty Limited
by

sign here ►	/s/ David Rowland

~~Company Secretary~~/Director

print name	David Rowland

sign here ►	/s/ Peter McCann

Director

print name	Peter McCann

Original Guarantor

Signed by
MSL Nominees (Karratha) Pty Limited
by

sign here ►	/s/ David Rowland
~~Company Secretary~~/Director

print name	David Rowland

sign here ►	/s/ Peter McCann

Director

print name	Peter McCann

Original Guarantor

Signed by
MSL Nominees (Narrabri) Pty Limited
by

sign here ►	/s/ David Rowland

~~Company Secretary~~/Director

print name	David Rowland

sign here ►	/s/ Peter McCann

Director

print name	Peter McCann

Original Guarantor

Signed by
The MAC Linen Services Pty Limited
by

sign here ►	/s/ David Rowland ~~Company Secretary~~/Director

print name	David Rowland

sign here ►	/s/ Peter McCann

Director

print name	Peter McCann

Original Lender

Signed for
National Australia Bank Limited
by its attorney

sign here ►	/s/ Maria Elsa Masztah Attorney

print name	Maria Elsa Masztah

in the presence of

sign here ►	/s/ Kanwar Singh

Witness

print name	Kanwar Singh